Exhibit 10.1

EXECUTION COPY

GUARANTY

THIS GUARANTY (“Guaranty”) is made December 10, 2003, by Quixote Corporation, a Delaware corporation (“Guarantor”), to and for the benefit of Peek Traffic Inc., a Delaware corporation, and Peek Traffic Systems, Inc., a Florida corporation (together, “Seller”).

RECITALS

A.            Seller and Vision Acquisition Corporation, a Delaware corporation (“Buyer”), have entered into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”).

B.            Pursuant to the Asset Purchase Agreement, Buyer is purchasing the Business (as that term is defined in the Asset Purchase Agreement).

C.            Pursuant to the Asset Purchase Agreement, Buyer agrees to certain payment, indemnification and reimbursement obligations in favor of Seller and Buyer provides to Seller a series of representations and warranties and made various other agreements and covenants to induce the Seller to complete the transactions contemplated by the Asset Purchase Agreement.

D.            Pursuant to the Asset Purchase Agreement, Buyer covenants to secure its payment, indemnification and reimbursement obligations to Seller and third parties pursuant to the Asset Purchase Agreement by providing this Guaranty of Guarantor, which is the parent corporation of the affiliated group of which Buyer is a member, with respect to such obligations.

E.             Guarantor will derive substantial benefit from the transactions contemplated by the Asset Purchase Agreement and Guarantor is willing to guarantee the obligations of Buyer pursuant to the Asset Purchase Agreement and those other agreements, including the Sub-Lease Agreement dated the date hereof (the “Palmetto Lease”), delivered by Buyer to Seller in accordance with the Asset Purchase Agreement  (all such agreements, including the Asset Purchase Agreement, being referred to hereinafter as the “Transaction Agreements”).

F.             The execution and delivery of this Guaranty by Guarantor is a condition to Closing (as that term is defined in the Asset Purchase Agreement).

AGREEMENTS

NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of Seller and its affiliates, successors and assigns as follows:

1.             Guarantor absolutely, unconditionally, and irrevocably guarantees to Seller:

(a)           the prompt payment when due and payable of each rent installment under the Palmetto Lease;

(b)           the prompt and timely performance by Buyer of each and all of its covenants to Seller arising under or created by the terms of the Asset Purchase Agreement, including, without limitation, Buyer’s timely payment and/or discharge of the Assumed Liabilities (as defined in the Asset Purchase Agreement) and Buyer’s timely performance of its covenants to Seller under each of the other Transaction Agreements; and

(c)           the timely satisfaction of Buyer’s obligations under the indemnification provisions of the Asset Purchase Agreement;

in all cases subject to the terms of the Asset Purchase Agreement and the other Transaction Documents  (collectively, the “Obligations”).  This Guaranty, and the covenants and waivers contained herein, will remain in effect until all Obligations have been satisfied.

2.             In the event of any default by Buyer in performance of the Obligations, as aforesaid, Guarantor agrees, on demand by Seller in the manner provided below in Section 3, to perform all the Obligations as are then or thereafter to be performed under the terms of the Transaction Agreements.  The parties agree that (a) Guarantor’s obligations under this Guaranty shall be subject to the limitations, exclusions and exculpations of liability set forth in the Transaction Agreements including with respect to the Palmetto Lease, (b) except as provided Section 6, below, Guarantor may assert any and all defenses, set-offs, or counterclaims of any kind available to Buyer so as to deny payment related to this Guaranty including, without limitation, any such rights acquired by Guarantor through subrogation, assignment, or otherwise and (c) the obligations of Guarantor hereunder are dependent upon Seller’s performance of its obligations under the Transaction Agreements.

3.             Seller shall make its demand for payment hereunder by delivering to Guarantor a written notice which: (i) states that it is a demand required under this Guaranty for payment of one or more of the Obligations, (ii) sets forth the amount and the basis for such demand, and (iii) is signed by an authorized officer of Seller.  Subject to the assertion of any rights it has as referenced in Section 2 or under applicable law,

Guarantor shall make payment to Seller of the amount specified in the written demand referenced in the preceding sentence in immediately available funds not later than thirty (30) days after the delivery of that written demand.

4.             Subject in all cases to Section 2 of this Agreement, Guarantor does hereby (a) waive notice of acceptance of this Guaranty by Seller; (b) waive any notices or demands that are not required by this Guaranty or the Transaction Agreements; (c) agree not to assert any defense, right of set off or other claim which Guarantor may have against Buyer, to the extent such assertion will affect or delay the payment in full of all amounts due Seller under this Guaranty; and (d) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability.  Seller shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Buyer.  Guarantor authorizes Seller, without notice to, demand of, or consent from Guarantor (but subject in all cases to the consent of Buyer), and without affecting its liability to Seller hereunder (except to the extent that the underlying Obligation has changed), from time to time to renew, extend, accelerate or otherwise change the time or place for payment of, or otherwise change the terms of all, or any part of, the Obligations.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon Seller, except as expressly set forth in a writing duly signed and delivered by Seller.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon Buyer, except as expressly set forth in a writing duly signed and delivered by Buyer.

5.             This Guaranty is a present and continuing guaranty of performance and payment and not of collection.  This Guaranty is, except as expressly set forth in Section 2, absolute and unconditional.  Guarantor agrees that this Guaranty may be enforced by Seller without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Transaction Agreements.  Subject to Section 2, Guarantor hereby waives any right to require Seller to join Buyer in any action brought hereunder or to commence any action against or obtain any judgment against Buyer.  Guarantor further agrees that, subject to Section 2, nothing contained herein or otherwise shall prevent Seller from pursuing concurrently or successively all rights and remedies available to it at law and/or in equity or under the Transaction Agreements, and the exercise of any of its rights or the completion of any of its remedies shall not constitute a discharge of Guarantor’s obligations as required pursuant to this Guaranty, except to the extent such remedies constitute a discharge of Buyer’s obligations under the Transaction Agreements.

6.             None of Guarantor’s obligations under this Guaranty or any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Buyer by reason of the bankruptcy of Buyer or by reason of any creditor or bankruptcy proceeding instituted by or against Buyer.

7.             In the event Seller shall assign its rights under the Transaction Agreements (if permitted pursuant to the terms thereof) or this Guaranty to any third party, Guarantor will accord full recognition thereto and agree that all rights and remedies of Seller or such assignee shall be enforceable against Guarantor by such assignee with the same force and effect and to the same extent as would have been enforceable by Seller but for such assignment.

8.             If any provision of this Guaranty is determined to be invalid or not fully enforceable, such invalidity or unenforceability shall not affect the other provisions of this Guaranty which shall be enforceable to the maximum extent permitted at law.

9.             All notices, requests, payments, instructions, or other documents to be given hereunder shall be in writing, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile, followed within 24 hours by confirmation by one of the foregoing methods (effective upon the first business day after receipt of the facsimile in complete, readable form).  Notices to each party shall be addressed as set forth below (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this Paragraph 10).

If to Guarantor:

Quixote Corporation

One East Wacker Drive

Chicago, Illinois  60601

Facsimile No.: (312) 467-0197

Attention:  Leslie J. Jezuit

With a copy to:

Holland & Knight LLC

131 S. Dearborn Street, 30th Floor

Chicago, Illinois 60603

Facsimile No.: (312) 578-6666

Attention:  Anne Hamblin Schiave

If to Seller:

Peek Corporation

2511 Corporate Way

Palmetto, FL  34221

Attn: Andy Roake, CEO

Facsimile: 941-365-0837

With a copy (which shall not constitute notice) to:	Allen & Overy 1221 Avenue of the Americas New York, NY 10020 Attn: Hugh McDonald Facsimile: 212-610-6399

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

10.           In order to induce Seller to execute and deliver the Transaction Agreements, Guarantor makes the following representations and warranties:

(a)           Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform its covenants, agreements, and obligations under this Guaranty, and such execution, delivery and performance has been duly authorized by all requisite action on the part of Guarantor.

(b)           The execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) the organizational documents of Guarantor, (ii) any law, order, rule, regulation, writ, injunction, or decree now in effect of any government, governmental instrumentality or court having jurisdiction over Guarantor, or (iii) any material contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.

(c)           This Guaranty creates a legal, valid, and binding obligation of Guarantor enforceable in accordance with its terms.

11.           This Guaranty shall be binding upon the successors and assigns of Guarantor and shall not be discharged or affected, in whole or in part, by the dissolution of Guarantor, provided however, that this Guaranty imposes no obligation on any person other than the signatory hereto.

12.           This Guaranty shall be governed by, construed and enforced under the internal laws (without regard to principles of conflicts of laws) of the State of Illinois.  Any legal action, suit or proceeding arising out of or relating to this Guaranty or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of Illinois, located in the City of Chicago or, provided subject matter jurisdiction exists, in the United States Federal Court for the Northern District of Illinois, located in Chicago, Illinois, and each party hereto agrees not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party further irrevocably submits to the exclusive jurisdiction of such courts in any such action, suit or proceeding.

13.           If Guarantor is determined by a court of competent jurisdiction to have breached the terms of this Guaranty, then Guarantor shall pay to Seller upon demand all reasonable attorneys’ fees, costs and expenses including, without limitation, court costs, filing fees, recording costs, expenses of collection, and all other costs and expenses reasonably incurred by Seller in connection with its enforcement of this Guaranty.

IN WITNESS WHEREOF, Guarantor has delivered this Guaranty in the State of Illinois as of the date first written above.

GUARANTOR:

QUIXOTE CORPORATION

By:	/s/ LESLIE JEZUIT
Name:	LESLIE JEZUIT
Title:	President